SUPERIORCLEAN, INC.
                  10011-123 St. NW, Suite 2303
                Edmonton, Alberta, Canada  T5N 1M9
                       (519) 541-1564

                        PRESS RELEASE

Superiorclean Inc (Megola Inc): Common stock purchase agreement between Superiorclean inc and Megola Inc.

Aug 27, 2003 (M2 PRESSWIRE via COMTEX) -- Edmonton, Alberta and Corunna, Ontario -- Joe Gardner; President and founder of Megola Inc. and Aldo Rotondi, President of Superiorclean Inc. (OTCBB: SUCN), announced today that a Common Stock Purchase Agreement with respect to the acquisition by Superiorclean, Inc., a Nevada corporation, of all of the issued and outstanding common and preferred stock of Megola, Inc., an Ontario corporation was executed as of July 31, 2003. The formal closing is expected to occur the end of September upon the adoption of amendments to SuperiorClean's Articles of Incorporation increasing the authorized shares of common stock from 20,000,000 to 50,000,000 and changing the name of the corporation to Megola, Inc.

Under the agreement, shareholders of Superiorclean will retain 28.96% and shareholders of Megola at the time of completion will receive 71.04%, respectively, of the voting rights of the parent company, Superiorclean. It is anticipated that Joe Gardner; founder of Megola; will be President and Director of Superiorclean and Mr. Todd Clark will become Director of Superiorclean. Mr. Rotondi will remain as a director of Superiorclean.

About Megola Inc.

Megola Inc., is a privately held Ontario corporation based in Corunna, Ontario, Canada, committed to solving hard water problems without the use of harsh chemicals that in the long run have deleterious effects to consumers' budgets and our environment. Megola`s ScaleGuard device uses virtual low-voltage, high-frequency radio waves that alter the scale-forming properties of the water. Megola has also formed an Air Purification Division that will deal with the removal of odor, fungus and mold from sports equipment. This newly formed division will also sell Ozone Generators for the use in hotels and hospitality industry, restaurants, rental-car and car dealerships, offices, changing rooms, etc. Megola`s product line also includes an UV Ozone System for residential and small commercial applications that is placed in a furnace duct system.

Megola Inc. is also the exclusive worldwide distributor for a German company; Megola Gmbh; that designs and manufactures the ScaleGuard series of physical water treatment equipment that are designed to eliminate certain problems caused by hard water. Megola Inc. has created a distribution network throughout the world for ScaleGuard device, which the company believes continues to perform admirably. Companies that are currently working with Megola are Honeywell, Baltimore Aircoil (BAC), Sunoco Refinery, Betlem Services, DuPont Canada, Commercial Refrigeration, Dalian Bingshan (China), Comesur (Mexico), P.T. Batara Surya Seemestra (Indonesia)

Megola`s pledge is to provide a product that will solve hard water problems without impacting the environment in a cost-effective manner.

Visit http://www.megola.com for more information on Megola Inc.

ABOUT SUPERIORCLEAN INC.

On February 25,2003, SuperiorClean, Inc. filed an 8-K reporting a change of control of the Company. Mr. Aldo Rotondi and Nevada Fund, Stephen Brock; President; acquired control of the Company via the purchase of 5,000,000 shares of SUCN common stock. Mr. Rotondi and the Nevada Fund each own 2.5 million shares or collectively 73.27% of voting securities. Aldo Rotondi is acting as the President and sole director of the Company. SuperiorClean, Inc. has been fully dependent upon its current management and/or significant shareholders to provide sufficient working capital to preserve the integrity of the corporate entity. Management and significant shareholders have been providing the necessary working capital necessary to support and preserve the integrity of Superiorclean`s corporate entity.

HISTORICAL BUSINESS INFORMATION: The Company was initially incorporated on March 29, 2001 under the laws of the State of Nevada and its effective date of being quoted on the NASD OTCBB was Dec. 11, 2002. Through 2001 & 2002, the company was marketing Superior Carpet Care's unique business model as a franchise to potential franchisees in the substantial carpet care industry.

To view more information on Superiorclean Inc., visit http://www.superiorclean.net

Some of the statements in this communication are "forward-looking statements." These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. The words "believe," "expect," "anticipate," "intend," "plan," and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments.

CONTACT: Aldo Rotondi Tel: +1 416 352 6053

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